UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) December 8, 2008

United Investors income properties

 (Exact name of Registrant as specified in its charter)

            Missouri                  0-17646                 43-1483942

      (State or other jurisdiction (Commission            (I.R.S. Employer

           of incorporation)        File Number)        Identification Number)

55 Beattie Place

Post Office Box 1089

Greenville, South Carolina 29602

(Address of principal executive offices)

(864) 239-1000

(Issuer's telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

[ ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into a Material Definitive Agreement.

United Investors Income Properties, a Missouri limited partnership (the “Registrant”), owns Bronson Place Apartments (“Bronson Place”), a 70-unit apartment complex located in Mountlake Terrace, Washington.  As previously disclosed, on August 20, 2008 (the “Effective Date”), the Registrant entered into a Purchase and Sale Contract (the “Purchase Agreement”) with a third party, Hamilton Zanze &  Company, a California corporation (the “Purchaser”), to sell Bronson Place to the Purchaser for a total sales price of $7,900,000.

As previously disclosed on October 28, 2008, the Registrant and Purchaser entered into a Third Amendment to Purchase and Sale Contract pursuant to which the purchase price was reduced to $7,400,000.

As previously disclosed on November 7, 2008, the Registrant and Purchaser entered into a Fourth Amendment to Purchase and Sale Contract pursuant to which the feasibility period was extended to December 8, 2008 and the closing date was extended to December 12, 2008. In addition, the Purchase Agreement provided the Purchaser with a one-time right to adjourn the closing to December 30, 2008 by delivering written notice and paying the Escrow Agent an Adjournment Deposit (“Adjournment Deposit”) of $1,000,000 no later than December 8, 2008.

On December 8, 2008, the Registrant and Purchaser entered into a Fifth Amendment to Purchase and Sale Contract pursuant to which the feasibility period and the closing date were extended to December 31, 2008. Additionally, the Registrant waived the requirement for the Purchaser to deliver the Adjournment Deposit to the Escrow Agent. The Purchaser agreed that if the Purchaser terminates the contract, (i) the Agreement will terminate, (ii) the Seller will be reimbursed $79,000 from the deposit for its costs and expenses, (iii) the balance of the deposit will be returned to the Purchaser and (iv) the contract will no longer be in effect.

Item 9.01   Financial Statements and Exhibits

(d)   Exhibit

10.27       Fifth Amendment to Purchase and Sale Contract between United Investors Income Properties, a Missouri limited partnership, and Hamilton Zanze & Company, a California corporation, dated December 8, 2008.*

*Schedules and supplemental materials to the exhibit have been omitted but will be provided to the Securities and Exchange Commission upon request.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

United Investors Income Properties

By:  United Investors Real Estate, Inc.

General Partner

By:  /s/Stephen B. Waters

Stephen B. Waters

Vice President

 Date:      December 11, 2008